Exhibit 99.1
Clearwire Extends 4G Leadership in the United States
Further Details Plans to Expand Clearwire 4G Mobile Broadband Network to Up to 120 Million
People in 2010 and Serve as the 4G “Network of Networks” for Leading Service Providers
Names Additional 2010 Markets Including Los Angeles, Miami, St. Louis, Cincinnati, Cleveland, Pittsburgh, Salt Lake City; Adds to Previously Announced Markets of New York City, Houston, Boston, Washington, D.C., Kansas City, Denver, Minneapolis and the San Francisco Bay Area; More Cities Planned for 2010
Announces Availability of 30th CLEAR-Enabled 4G Computer with the Addition of the Dell™ Inspiron™ Mini 10 Netbook
Offers 4G Service for Apple® iPad™ and Other Wi-Fi Devices with CLEAR Spot
Unveils Network Enhancements to Boost Download Speeds Up to 30 Percent and Increase Backhaul Capacity by 250 Percent; Field Trials of High-Efficiency “Green” Base Stations Underway
LAS VEGAS — March 23, 2010 — At the International CTIA WIRELESS 2010 show, Clearwire Communications, LLC, an operating subsidiary of Clearwire Corporation (NASDAQ:CLWR) and the largest 4G service provider in the United States, today announced new details about the company’s planned expansion of its 4G mobile broadband network in 2010. In addition to the newly named markets, the company announced the launch of the 30th 4G-embedded computer, and 4G service for the forthcoming Apple iPad. The company also outlined a series of advancements in network architecture that will increase capacity, enhance data speeds, and help reduce the environmental impact of the company’s growing wireless data network.
“Across our 4G markets today, we’re experiencing data usage levels that could shake the rest of the wireless industry to its core,” said Bill Morrow, CEO of Clearwire. “On average, our mobile 4G customers are using more than 7 GB of data per month, and we’re very pleased about the implications. Those who want to have a misguided debate about competing 4G radio technologies are missing the bigger picture. To deliver true mobile broadband requires deep spectrum resources and an all-IP network, and Clearwire remains unrivaled on both fronts.”
“In fact, the efficiency of our IP-network and scale of our spectrum holdings have not only enabled us to launch our own successful CLEAR™ service, but they have enabled us to become the 4G ‘Network of Networks,’” Morrow said. “Whether customers sign up for 4G service through us, Sprint, Comcast, or Time Warner Cable, it is our network and our spectrum making it all possible. And, we continue to look ahead. Today, we announced advancements across markets, devices, and our network, that we believe will continue to keep Clearwire at the forefront of 4G leadership and innovation.”
ADDITIONAL 4G MARKETS
Clearwire currently provides 4G service in 27 markets across the United States. The company expects to cover up to 120 million people by the end of 2010. The CLEAR customer experience is similar to that provided by Wi-Fi, but without the short-range limitations of a traditional Internet hotspot. CLEAR uses a wireless 4G technology that differs from Wi-Fi called WiMAX, which provides service areas measured in miles, not feet. Today, CLEAR delivers speeds comparable to DSL connections, with average mobile download speeds of 3 to 6 mbps and bursts over 10 mbps.*
The company previously indicated that some of its new 4G markets scheduled to launch in 2010 include: New York City, Houston, Boston, Washington, D.C., Kansas City, Denver, Minneapolis, and the San Francisco Bay Area.
Today, the company disclosed the names of some additional cities where Clearwire plans to launch 4G service in 2010, including: Los Angeles, Miami, St. Louis; Cincinnati, Cleveland, Pittsburgh, and Salt Lake City. Additional cities will be announced later this year. As previously announced, Clearwire will launch service in Houston in the coming weeks and the majority of the new 4G markets will launch toward the end of the year.
ADDITIONAL 4G DEVICES
On April 1, the Dell Inspiron Mini 10 netbook featuring the Intel ® Atom™ processor N450 with embedded 4G technology will be available for customers through select CLEAR retail locations, telesales and www.clear.com. This addition will further extend the company’s leadership in 4G mobile computing. Today, Clearwire customers can purchase more than 85 different 4G-ready Intel ® Centrino ® Advanced-N + WiMAX 6250 embedded laptops from leading manufacturers including Acer, ASUS, Dell, Lenovo, Fujitsu, MSI, Panasonic, Sony, Samsung, and Toshiba. The Mini 10 will be available for $249.99 after instant rebate.
In addition, consumers unsatisfied with the speeds and limitations of 3G networks, or the need to seek out Wi-Fi hotspots, can use the upcoming Apple iPad on Clearwire’s open 4G network. With the portable and battery-powered CLEAR Spot, any off-the-shelf Wi-Fi device (compatible with 802.11b/g) — including the Apple iPad — can experience 4G wireless speeds at home or on the go. When coupled with a CLEAR USB modem, the CLEAR Spot ($139.99) creates a personal Wi-Fi hotspot for up to eight users that travels with consumers anywhere they happen to be within Clearwire’s 4G service areas. Later this year, Clearwire expects to introduce a next generation CLEAR Spot with integrated 4G technology.
NETWORK ENHANCEMENTS
The company also announced today that it has embarked on a series of new 4G network initiatives to deliver faster service to end users, increase its microwave backhaul capacity and significantly improve the energy efficiency of its thousands of base stations across the United States.
Employing advanced antenna signal processing technology, Clearwire will expand its cell site capacities by doubling the number of transmitters and receivers per site, thereby boosting potential end user speeds by approximately 20-30 percent. Upgrades will be made on a rolling basis across Clearwire’s 4G network and have already been completed in some of the company’s existing markets, including Seattle, Honolulu and Maui.
Ongoing enhancements to Clearwire’s cost-efficient microwave backhaul network are expected to increase total backhaul capacity by 250 percent or more, with long-term capability to support gigabit per second speeds in high-density, high-traffic areas. This added capacity will give Clearwire’s robust, cost effective network the ability to leverage its unrivaled spectrum portfolio and support the growth in mobile data traffic, which Cisco projects will double annually across the industry for the next five years.**

As recently noted in Sidecut Reports’ “Clearwire’s Spectrum — The 4G Advantage,” “Clearwire has anywhere from two to seven times as much spectrum ‘depth’ as incumbent 3G cellular operators in many major population centers in the U.S.” The report states, “[It is these] holdings that will allow Clearwire to provide high-speed data to millions and millions of new customers, without having to rely on the government or industry to re-allocate airwaves anytime soon. This wealth of spectrum depth also allows Clearwire to build its network more cheaply and efficiently than existing 3G networks, many of which currently struggle to carry data over infrastructures originally designed only for voice calls.”
Clearwire also announced that it has begun trials in Chicago of its first high-efficiency “green” base station cabinets. This new generation of base station cabinets is capable of achieving up to 90 percent reduction in electrical operating expenses and would not require the use of HVAC equipment in the majority of the company’s nationwide deployment. Following completion of the trials, the new base station designs are expected to be introduced throughout the Clearwire network.
Additional information about CLEAR 4G service can be found at www.clear.com. To subscribe to Clearwire’s RSS news feed, click here.
About Clearwire
Clearwire Communications LLC, an operating subsidiary of Clearwire Corporation (NASDAQ:CLWR), offers a robust suite of advanced high-speed Internet services to consumers and businesses. As part of a multi-year network build-out plan, Clearwire’s 4G service, called CLEARTM, will be available in major metropolitan areas across the U.S., and bring together an unprecedented combination of speed and mobility. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides unmatched network capacity to deliver next generation broadband access. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire currently provides 4G service, utilizing mobile WiMAX technology, in 27 markets throughout the U.S. The Company also provides pre-WiMAX communications services in 30 markets across the U.S. and a combination of other high-speed Internet and 4G services in five markets in Europe. Headquartered in Kirkland, Wash., additional information about Clearwire is available at www.clearwire.com.
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Contact Information:

Clearwire Media Relations	JLM Partners for Clearwire
Susan Johnston	Mike DiGioia
425-766-1585 (mobile)	206-819-9032 (mobile)
425-216-7913 (office)	206-381-3600 (office)
susan.johnston@clearwire.com	mike@jlmpartners.com

*	Speed claims based on download speeds only. Actual performance may vary and is not guaranteed. CLEAR performance claim is based on average download user speeds achieved during tests performed on the CLEAR commercial network by CLEAR. Other carrier performance based on their advertised claims.

**	Source: Cisco Visual Networking Index 2010.

Forward-Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:
•	We are an early-stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•	Our current and future plans are subject to a number of conditions and uncertainties, including among others, our ability to manage ongoing market development activities (including the development of over 10,000 sites), our performance in launched markets and our access to additional funding.

•	We regularly evaluate our plans, and we may elect to pursue new or alternative strategies which we believe would be beneficial to our business, including among other things, modifying the pace at which we build our 4G mobile broadband networks, augmenting our network coverage in markets we launch, changing our sales and marketing strategy and or acquiring additional spectrum.

•	If our business fails to perform as we expect, or if we elect to pursue new plans or strategies, we may be required to raise substantial additional financing, and if we are unable to raise such financing on acceptable terms we may need to modify our plans accordingly.

•	We may fail to realize all of the anticipated benefits of the transactions with Sprint and the strategic investors.

•	We are committed to using commercially reasonable efforts to deploy wireless broadband networks based solely on mobile WiMAX technology, even if there are alternative technologies available in the future that are technologically superior or more cost effective.

•	We currently depend on our commercial partners to develop and deliver the equipment for our legacy and mobile WiMAX networks.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Sprint Nextel Corporation owns a majority of our shares, resulting in Sprint holding a majority voting interest in the Company, and Sprint may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed on February 24, 2010. Clearwire assumes no obligation to update or supplement such forward-looking statements.
Apple® is a registered trademark of Apple Inc. iPad™ is a trademark of Apple Inc. All product and service names listed in this release remain the property of their parent companies and reference to such products and services does not indicate support or endorsement for or affiliation with Clearwire, Clear or CLEAR Spot.

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